Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THIRD QUARTER

•	Same-store sales increased 4.1%

•	Record third quarter earnings per share of $1.09

•	Raising full year outlook to $3.35 to $3.45

•	Accelerating new store openings and remodels in fiscal 2012

HUDSON, OH – December 1, 2010 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2011 third quarter ended October 30, 2010. Net income for the third quarter was $29.1 million, or $1.09 per diluted share, versus net income of $24.1 million, or $0.90 per diluted share, for the third quarter last year.

Net sales for the third quarter increased 5.1% to $535.3 million from $509.1 million for the same period last year. Same-store sales increased 4.1% compared with a 4.3% same-store sales increase for the third quarter last year.

Large-format store net sales for the quarter increased 3.7% to $283.4 million compared to the same period last year. Same-store sales for large-format stores increased 2.5% compared with an increase of 2.3% in the third quarter last year. Small-format store net sales for the quarter increased 6.7% to $242.3 million compared to the same period last year. Same-store sales for small-format stores increased 6.0% compared with an increase of 6.7% in the third quarter last year. Internet sales through Joann.com increased 11.6% to $9.6 million for the quarter compared to the same period last year.

Darrell Webb, chairman and chief executive officer stated, “We achieved another quarter of record performance, driven by balanced improvement in same-store sales, gross margin, and expense leverage.  We also continue to be encouraged by the results in our new and remodeled stores, causing us to again increase our plan for both new store openings and remodel projects in fiscal 2012.  As we look ahead, our strong balance sheet provides a solid foundation from which we can fund and execute the strategic initiatives that have fueled our growth and market share gains in recent years.”

Net sales for the nine-month period ended October 30, 2010, increased 4.8% to $1.455 billion versus $1.389 billion in the prior year. Same-store sales increased 4.2% for the nine-month period compared with a 2.5% increase in the prior year.

Large-format store net sales for the nine-month period increased 3.8% to $779.5 million compared to the prior year. Same-store sales for large-format stores increased 2.5%, versus a 0.7% increase in the prior year. Small-format store net sales for the nine-month period increased 5.7% to $646.8 million compared to the prior year. Same-store sales for small-format stores increased 6.4% versus a 4.7% increase in the prior year. Internet sales through Joann.com for the nine-month period increased 11.7% to $28.6 million compared to the prior year.

Operating Results

Gross margins for the third quarter increased approximately 60 basis points to 51.6% compared to the same period last year primarily due to global sourcing efforts as well as improved inventory management.

Selling, general and administrative expenses for the quarter increased 3.7% to $209.4 million compared to the same period last year. Selling, general and administrative expenses as a percentage of net sales improved by approximately 60 basis points to 39.1% compared to the same period last year due to expense leverage from the increase in sales.

Operating profit for the third quarter was $48.7 million versus $41.5 million for the same period last year.

Balance Sheet

The cash balance of $112.4 million at the end of the third quarter increased by $14.7 million compared to the end of the third quarter last year. The company had no debt outstanding at the end of the third quarter compared to $47.5 million of debt at the end of the third quarter last year. This $62.2 million improvement in cash, net of debt, was primarily the result of cash generated from operations.

Share Repurchase

During the third quarter, the company bought back approximately 913,000 shares of its common stock at an average price per share of $43.11. During the first nine months, the company bought back approximately 1,729,000 shares of its common stock at an average price per share of $42.93.

Store Openings, Closings and Remodels

During the third quarter of fiscal 2011, the company opened one large-format and nine small-format stores and closed six small-format stores. Year-to-date, the company opened five large-format and 19 small-format stores and closed 14 small-format stores. For fiscal 2011, the company expects to open 30 new stores and close approximately 25 stores.

During the third quarter of fiscal 2011, the company remodeled 11 stores. Year-to-date, the company remodeled 39 stores of which one was transitioned from a small-format to a large-format layout. For fiscal 2011, the company expects to remodel 42 stores during the year.

In fiscal 2012, the company is accelerating new store openings to be in the range of 55 to 60 and remodels to approximately 60 stores. Included in the 60 remodels will be approximately 40 small-format stores, ten large-format stores, five small-format store expansions and the downsizing of five large-format stores.

Fiscal 2011 Outlook

Based upon the company’s third quarter results and management’s operating assumptions for the remainder of the year, the company is increasing its previously announced expectations for fiscal 2011. The key considerations underlying its outlook for fiscal 2011 include:

•	Same-store sales increase of 3.5% to 4.0% for the year versus the previously announced range of 3.0% to 4.0%;

•	Gross margin rate improvement of 90 to 100 basis points for the year versus the previously announced range of 70 to 90 basis points;

•	Selling, general and administrative expenses, as a percentage of net sales, improvement of 60 to 70 basis points for the year versus the previously announced range of 50 to 70 basis points;

•	Capital expenditures, net of landlord allowances, of approximately $54 million for the full year;

•	Earnings per diluted share of $3.35 to $3.45 for the year versus the previously announced range of $3.20 to $3.35;

•	Free cash flow of $85 million to $88 million for the year (free cash flow defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures, net of landlord allowances); and

•	Weighted-average diluted share count of approximately 26.9 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the third quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investors,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #97509260.

Jo-Ann Stores, Inc. (http://www.joann.com), is the nation’s largest specialty retailer of fabrics and one of the largest specialty retailers of crafts, operating 756 stores in 48 states.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, risks in implementing new marketing initiatives, natural disasters and geo-political events, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, our dependence on suppliers, seasonality, disruptions to the transportation system or increases in transportation costs, energy costs, our ability to recruit and retain highly qualified personnel, our ability to manage our inventory, our ability to effectively manage our distribution network, disruptions to our information systems, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, failure to successfully implement the store growth strategy, changes in accounting standards and effective tax rates, inadequacy of our insurance coverage, cash and cash equivalents held at financial institutions in excess of federally insured limits, volatility of our stock price, damage to our reputation, and other factors. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

Investor Contact:	Public Relations Contact:
Brad Cohen	Lisa Greb
ICR, LLC	Director, Corporate Communications
330/463-6865	Jo-Ann Stores, Inc.
http://www.joann.com	330/463-3442

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
(Dollars in millions, except per share data)
Net sales	$535.3	$509.1	$1,454.9	$1,388.5
Cost of sales	259.1	249.3	714.6	699.2

Gross margin	276.2	259.8	740.3	689.3
Selling, general and administrative expenses	209.4	202.0	599.3	585.7
Store pre-opening and closing costs	3.6	2.2	8.4	8.6
Depreciation and amortization	14.5	14.1	43.2	42.0

Operating profit	48.7	41.5	89.4	53.0
Gain on purchase of senior subordinated notes	—	(0.1)	—	(1.3)
Interest expense, net	0.6	1.6	2.0	4.7

Income before income taxes	48.1	40.0	87.4	49.6
Income tax provision	19.0	15.9	34.7	20.1

Net income	$29.1	$24.1	$52.7	$29.5

Income per common share – basic	$1.12	$0.94	$2.02	$1.16
Income per common share – diluted	$1.09	$0.90	$1.95	$1.12
Weighted average shares outstanding (in thousands):
Basic	25,888	25,737	26,146	25,518

Diluted	26,706	26,751	27,070	26,301

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			522	530
Large-format stores			234	228

			756	758

Square footage at period end (000’s):
Small-format stores			7,769	7,797
Large-format stores			8,401	8,346

			16,170	16,143

Average square footage per store:
Small-format stores			14,883	14,711

Large-format stores			35,902	36,605

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	October 30,	October 31,	January 30,
	2010	2009	2010
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$112.4	$97.7	$217.1
Inventories	504.3	485.4	416.8
Deferred income taxes	21.4	21.1	22.3
Prepaid expenses and other current assets	35.5	28.1	29.9

Total current assets	673.6	632.3	686.1
Property, equipment and leasehold improvements, net	296.2	297.7	293.7
Goodwill, net	11.6	11.6	11.6
Other assets	8.0	8.3	9.0

Total assets	$989.4	$949.9	$1,000.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$204.1	$171.3	$151.1
Accrued expenses	96.5	104.4	128.6
Senior subordinated notes – short term	—	—	47.5

Total current liabilities	300.6	275.7	327.2
Long-term debt	—	47.5	—
Long-term deferred income taxes	8.6	—	2.2
Lease obligations and other long-term liabilities	108.9	107.2	105.4
Shareholders’ equity	571.3	519.5	565.6

Total liabilities and shareholders’ equity	$989.4	$949.9	$1,000.4